Exhibit 10.88
Intuit
P.O Box 7850
Mountain View, CA 94039
April 27, 2009

Tayloe Stansbury

Dear Tayloe:

On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment, to join us in the position of Chief Technology Officer in Mountain View, California reporting directly to Brad Smith, President and CEO. We all have been impressed by your talents, energy and experience, and are excited about the prospect of you joining our team.
This offer will remain open until close of business, April 29th, 2009. The terms of our offer are as follows:
START DATE
You and Brad Smith will agree on your first day of employment with Intuit (the “Start Date”).
BASE COMPENSATION
For your services, you will be paid an annual base salary of $415,000, payable in bi-weekly installments and in accordance with Intuit’s standard payroll practices.
SIGN-ON BONUS
Also included with this offer is a one-time sign-on bonus of $100,000 which will be paid out within the first thirty (30) days following your start date (the “Sign-on Bonus”). This Sign-on Bonus will be subject to federal and state income and payroll tax withholding. In the event you resign prior to your twelve (12) month anniversary of employment with Intuit, you agree to repay a prorated portion of the Sign-on Bonus back to Intuit. To determine the amount to be repaid, Intuit will take the total pre-tax Sign-on Bonus amount and reduce it by one-twelfth for every complete month of service you completed following your Start Date.
ANNUAL PERFORMANCE BONUS ELIGIBILITY
You will be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”), a cash incentive compensation program. Your target percentage under the IPT will be 60% of your base salary. Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the date the IPI payment is made. You will be eligible to participate in IPI for Intuit’s 2010 fiscal year, which begins August 1, 2009 and ends July 31, 2010. The actual amount of your award, if any, will be determined in accordance with the terms and conditions outlined in the IPI plan document for Intuit’s 2010 fiscal year. IPI payments are made after reduction for required and customary income and payroll tax withholdings.

NONQUALIFIED DEFERRED COMPENSATION PLAN AND MANAGEMENT STOCK PURCHASE PROGRAM
Following your Start Date you are eligible to enroll in the NQDCP and in the Management Stock Purchase Program (the “MSPP”), in accordance with the terms and conditions of the applicable plan documents. The NQDCP allows you to defer a portion of your annual base salary and/or bonus. Deferrals occur pre-tax and are credited to your account under the NQDCP. In accordance with the terms and conditions of the NQDCP and the Internal Revenue Code, you will be able to elect to have your contributions credited with the earnings pursuant to the investment alternatives offered under the NQDCP and elect when to take distribution of this contribution and any earnings credited thereon. The MSPP will allow you to defer up to 15% of your annual IPI bonus, pursuant to the terms of the MSPP. This deferral will be converted into Stock Units based on the fair market value of Intuit’s common stock on the date such bonus is awarded. Intuit will grant an additional Stock Unit for every Stock Unit purchased through such deferral, up to set maximums. The Stock Units granted pursuant to the MSPP will be issued under Intuit’s 2005 Equity Incentive Plan, in accordance with the terms and conditions set forth therein.

EQUITY
Subject to approval by the Compensation and Organizational Development Committee of Intuit’s Board of Directors or its designee, you will be granted a nonqualified stock option to purchase 60,000 shares of Common Stock of Intuit Inc. These options will be granted to you on the seventh business day of the month following your Start Date. The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of grant. The options will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan. The options will vest over three years with 33-1/3% of the option shares vesting twelve months from your Start Date, and an additional 2.778% of the options shares vesting monthly thereafter for the next two years, provided you remain employed by Intuit Inc. on the vesting dates. The option will have a maximum term of seven years.

Additionally, subject to approval by the Compensation and Organization Development Committee or its designee, you will be granted 20,000 restricted stock units (referred to as “Stock Units” or “SUs”). These Stock Units will be granted to you on the seventh business day of the month following your Start Date. You will vest in half of your Stock Units if you remain continually employed by Intuit through the second anniversary of your date of grant. You will vest in the remaining half of your Stock Units provided you remain continually employed by Intuit through the third anniversary of your date of grant. Your Stock Units and the issuance of the underlying Intuit Inc. Common Stock will be subject to the terms and conditions of your Stock Unit Agreement and the Intuit Inc. 2005 Equity Incentive Plan.
PERFORMANCE/SALARY REVIEWS
Performance and salary reviews are conducted at least once per fiscal year and usually occur following the close of Intuit’s fiscal year.

401(K) & INTUIT BENEFITS

1.	401(K)
Intuit has a comprehensive benefits package that includes the Intuit Inc. 401(k) Plan. Intuit will automatically withhold four percent (4%) from your wages each payroll period beginning with the first payroll period following thirty (30) days after your start date and remit it as a salary deferral contribution to the 401(k) Plan. These funds will automatically be invested in an appropriate Pyramis Fund. Of course, you may elect at any time, to contribute more or less of your wages--or not at all--to the 401(k) Plan. In addition, you are encouraged to select the investment funds that meet your personal financial objectives. By signing below, you agree to this withholding from your wages until you take express action otherwise.

2.	GROUP HEALTH INSURANCE
You will be eligible for group health insurance (which includes medical, dental, and vision), effective as of your Start Date. You will also be eligible to participate in Intuit’s other benefits plans in accordance with the terms and conditions of those plans.

At your New Hire Orientation, you will receive more information about the entire Intuit benefits plans, including, if you so choose, how to opt-out entirely from participation in the 401(k) Plan and how to change your investment funds or deferral percentage of participation.

3.	VACATION
As an executive at Intuit, you will be exempt from the normal limits on vacation as defined in Intuit’s standard policy and Intuit will not accrue paid vacation time or floating holidays for you. It is expected that you will take paid time off as needed and at your discretion, subject only to the approval of your manager.

4.	SICK DAYS
Your sick leave will accrue at the rate of 40 hours per year (1.54 hours per bi-weekly pay period) in accordance with Intuit’s sick leave policy.
BACKGROUND CHECK
This offer, and your employment, is contingent on Intuit’s verification of background information, even if you should begin employment before completion of Intuit’s background check.
CONFIDENTIALITY
This letter confirms our understanding that you are not subject to any employment agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment, and that you understand that you must not do so.
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
You will execute and abide by Intuit’s Employee Invention Assignment and Confidentiality Agreement, attached hereto as Exhibit 1, as a condition of employment.
WORK AUTHORIZATION
United States federal law requires Intuit to document an Employee’s authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm you are legally authorized to work in the United States. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start Date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.

This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at-will in nature and can be terminated at anytime for any reason or no reason by yourself or Intuit. This at-will employment relationship can only be modified in writing signed by Intuit’s Senior Vice President of Human Resources.

This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreements between the parties regarding employment.

Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned start date. The original of this letter is for your records. Please fax the signed offer letter and Employee Invention Assignment and Confidentiality Agreement to Therese Williams at (650) 649-2759.

If you have any questions, please feel free to contact me at (650)944-2680.

We look forward to you joining the Intuit team.

Sincerely,
/S/ MICHAEL MCNEAL/jh

Michael McNeal
Vice President, Talent Acquisition

AGREED AND ACCEPTED:

/S/ H. TAYLOE STANSBURY                    4/27/09
Tayloe Stansbury                            Date

Start Date: 5/12/09

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